Exhibit 99.1

BANKUNITED, INC. REPORTS 2021 RESULTS

Miami Lakes, Fla. — January 20, 2022 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter and year ended December 31, 2021.
"We are pleased with the quarter, with earnings of $1.41 per share, over $1 billion of loan growth, our best loan growth quarter since the second quarter of 2016, over $1 billion in deposit growth and margin expansion of 11 basis points. Our outlook for the Company going into 2022 is optimistic." said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended December 31, 2021, the Company reported net income of $125.3 million, or $1.41 per diluted share, compared to $86.9 million or $0.94 per diluted share for the immediately preceding quarter ended September 30, 2021 and $85.7 million, or $0.89 per diluted share, for the quarter ended December 31, 2020.
For the year ended December 31, 2021, the Company reported net income of $415.0 million, or $4.52 per diluted share, compared to $197.9 million, or $2.06 per diluted share, for the year ended December 31, 2020. The return on average stockholders' equity for the year ended December 31, 2021 was 13.3%, while the return on average assets was 1.16%.
Financial Highlights
•Total loans, excluding the runoff of PPP loans, grew by $1.0 billion for the quarter ended December 31, 2021, our largest loan growth quarter since the second quarter of 2016.
•The net interest margin, calculated on a tax-equivalent basis, expanded to 2.44% for the quarter ended December 31, 2021 from 2.33% for both the immediately preceding quarter and for the quarter ended December 31, 2020. Net interest income increased by $10.9 million compared to the immediately preceding quarter ended September 30, 2021 and by $12.6 million compared to the quarter ended December 31, 2020.
•Total deposits increased by $1.3 billion during the quarter ended December 31, 2021. Average non-interest bearing demand deposits grew by $418 million for the quarter ended December 31, 2021, compared to the immediately preceding quarter and by $2.2 billion compared to the quarter ended December 31, 2020. At December 31, 2021, non-interest bearing demand deposits represented 30% of total deposits, compared to 25% of total deposits at December 31, 2020. Non-interest bearing demand deposits declined by $183 million during the quarter ended December 31, 2021.
•The average cost of total deposits was 0.19% for the quarter ended December 31, 2021 compared to 0.20% for the immediately preceding quarter ended September 30, 2021. The average cost of total deposits was 0.43% for the quarter ended December 31, 2020. On a spot basis, the average annual percentage yield ("APY") on total deposits declined to 0.16% at December 31, 2021 from 0.19% at September 30, 2021 and 0.36% at December 31, 2020.
•Criticized and classified loans continued to decline. During the quarter ended December 31, 2021, total criticized and classified loans declined by $367 million. The ratio of non-performing loans to total loans declined to 0.87% at December 31, 2021 from 1.21% at September 30, 2021. Loans currently under short-term deferral totaled $11 million and loans modified under the CARES Act totaled $194 million for a total of $205 million at December 31, 2021, down from a total of $285 million at September 30, 2021.
•For the quarter ended December 31, 2021, the Company recorded a provision for credit losses of $0.2 million compared to a recovery of $(11.8) million for the immediately preceding quarter ended September 30, 2021 and a recovery of credit losses of $(1.6) million for the quarter ended December 31, 2020. For the years ended December 31, 2021 and 2020, the provision for (recovery of) credit losses was $(67.1) million and $178.4 million, respectively. Year over year volatility in the provision is related to the expected economic impact of the onset of the COVID-19 pandemic in 2020 and subsequent economic recovery in 2021.

•As previously reported, during the quarter ended December 31, 2021, the Bank reached a settlement with the Florida Department of Revenue related to certain tax matters for the 2009-2019 tax years and recorded a tax benefit of $43.9 million, net of federal impact. Unrelated to the Florida settlement, the Bank recorded an additional $25.2 million tax benefit related to a reduction in the liability for unrecognized tax benefits arising from expiration of statutes of limitation in the Federal and certain state jurisdictions.
•The following table details $40.4 million of notable items that impacted income before income taxes for the quarter ended December 31, 2021 (income (expense) in thousands):

Gain on sale of single-family residential loans	$18,216
Discontinuance of cash flow hedges	(44,833)
Special employee bonus	(6,809)
Professional fees related to tax settlement	(4,198)
Impairment of operating lease equipment	(2,813)
$(40,437)
•Book value per common share and tangible book value per common share continued to accrete, increasing to $35.47 and $34.56, respectively, at December 31, 2021 from $34.39 and $33.53, respectively, at September 30, 2021 and $32.05 and $31.22, respectively at December 31, 2020.
•During the quarter ended December 31, 2021, the Company repurchased approximately 4.4 million shares of its common stock for an aggregate purchase price of $181.8 million, at a weighted average price of $41.45 per share.
Loans and Leases
A comparison of loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	December 31, 2021		September 30, 2021		December 31, 2020
Residential and other consumer loans	$8,368,380	35.2%	$7,827,224	34.3%	$6,348,222	26.6%
Multi-family	1,154,738	4.9%	1,181,935	5.2%	1,639,201	6.9%
Non-owner occupied commercial real estate	4,381,610	18.4%	4,537,078	19.9%	4,963,273	20.8%
Construction and land	165,390	0.7%	163,988	0.7%	293,307	1.2%
Owner occupied commercial real estate	1,944,658	8.2%	2,012,376	8.8%	2,000,770	8.4%
Commercial and industrial	4,790,275	20.2%	4,166,914	18.3%	4,447,383	18.6%
PPP	248,505	1.0%	332,548	1.5%	781,811	3.3%
Pinnacle	919,641	3.9%	932,865	4.1%	1,107,386	4.6%
Bridge - franchise finance	342,124	1.4%	396,589	1.7%	549,733	2.3%
Bridge - equipment finance	357,599	1.5%	379,446	1.7%	475,548	2.0%
Mortgage warehouse lending ("MWL")	1,092,133	4.6%	877,006	3.8%	1,259,408	5.3%
	$23,765,053	100.0%	$22,807,969	100.0%	$23,866,042	100.0%
Operating lease equipment, net	$640,726		$659,935		$663,517
In the aggregate, commercial loans, excluding the runoff of PPP loans, grew by $500 million during the quarter ended December 31, 2021. The largest increase was in commercial and industrial loans, including owner-occupied commercial real estate which grew by $556 million for the quarter, followed by mortgage warehouse lending which grew by $215 million for the quarter. MWL line utilization was 56% at December 31, 2021 compared to 51% at September 30, 2021 and 62% at December 31, 2020. Commercial real estate portfolio segments in the aggregate declined by $181 million. Balances for Pinnacle and Bridge declined by $13 million and $76 million, respectively. Residential and other consumer loans grew by $541 million during the quarter ended December 31, 2021. GNMA early buyout loans grew by $110 million, totaling $2.0 billion at December 31, 2021.

Asset Quality and the Allowance for Credit Losses ("ACL")
The following table presents information about non-performing loans, loans on deferral and CARES Act modifications at December 31, 2021 (in thousands):

	Non-Performing Loans	Currently Under Short-Term Deferral	CARES Act Modification
Residential and other consumer (1)	$28,577	$10,601	$22,264
Commercial:
CRE by Property Type:
Retail	18,152	—	—
Hotel	18,282	—	14,828
Office	814	—	—
Multi-family	10,865	—	7,315
Other	7,167	—	—
Owner occupied commercial real estate	20,453	—	15,109
Commercial and industrial	68,720	—	106,625
Bridge - franchise finance	32,879	—	27,881
Total commercial	177,332	—	171,758
Total	$205,909	$10,601	$194,022

(1)    Excludes government insured residential loans.
In the table above, "currently under short-term deferral" refers to loans subject to a 90-day payment deferral at December 31, 2021 and "CARES Act modification" refers to loans subject to longer-term modifications that, were it not for the provisions of the CARES Act, which expired on January 1, 2022, would likely have been reported as TDRs. Non-performing loans may include some loans that have been modified under the CARES Act. All of the loans that have rolled off of modification to date have paid off or resumed regular payments.
Non-performing loans totaled $205.9 million or 0.87% of total loans at December 31, 2021, compared to $276.7 million or 1.21% of total loans at September 30, 2021 and $244.5 million or 1.02% of total loans at December 31, 2020. Non-performing loans included $46.1 million, $49.1 million and $51.3 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.19% of total loans at December 31, 2021 and 0.22% of total loans at both September 30, 2021 and December 31, 2020.
The following table presents criticized and classified commercial loans at the dates indicated (in thousands):

	December 31, 2021	September 30, 2021	December 31, 2020
Special mention	$148,593	$153,373	$711,516
Substandard - accruing	1,136,378	1,432,801	1,758,654
Substandard - non-accruing	129,579	227,055	203,758
Doubtful	47,754	16,447	11,867
Total	$1,462,304	$1,829,676	$2,685,795

The following table presents the ACL and related ACL coverage ratios at the dates indicated and net charge-off rates for the years ended December 31, 2021 and 2020 (dollars in thousands):

	ACL	ACL to Total Loans (1)	ACL to Non-Performing Loans	Net Charge-offs to Average Loans
December 31, 2020	$257,323	1.08%	105.26%	0.26%
September 30, 2021	$159,615	0.70%	57.69%
December 31, 2021	$126,457	0.53%	61.41%	0.29%

(1)    ACL to total loans, excluding government insured residential loans, PPP loans and MWL, which carry nominal or no reserves, was 0.62%, 0.81% and 1.26% at December 31, 2021, September 30, 2021 and December 31, 2020, respectively.

The ACL at December 31, 2021 represents management's estimate of lifetime expected credit losses given our assessment of historical data, current conditions and a reasonable and supportable economic forecast as of the balance sheet date. The estimate was informed by Moody's economic scenarios published in December 2021, economic information provided by additional sources, information about borrower financial condition and collateral values, data reflecting the impact of recent events on individual borrowers and other relevant information.
For the quarter ended December 31, 2021, the Company recorded a provision for credit losses of $0.2 million, which included a provision of $1.1 million related to funded loans offset by recoveries of provision related to unfunded loan commitments and accrued interest receivable. The decline in the ACL for the quarter ended December 31, 2021 was primarily attributable to charge-offs, the substantial majority of which were previously reserved for.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Beginning balance	$159,615	$274,128	$257,323	$108,671
Cumulative effect of adoption of CECL	—	—	—	27,305
Balance after adoption of CECL	159,615	274,128	257,323	135,976
Provision (recovery)	1,067	1,244	(64,456)	182,339
Net charge-offs	(34,225)	(18,049)	(66,410)	(60,992)
Ending balance	$126,457	$257,323	$126,457	$257,323
Net interest income
Net interest income for the quarter ended December 31, 2021 was $206.0 million compared to $195.1 million for the immediately preceding quarter ended September 30, 2021 and $193.4 million for the quarter ended December 31, 2020. Interest income increased by $3.5 million for the quarter ended December 31, 2021 compared to the immediately preceding quarter, and decreased by $13.2 million compared to the quarter ended December 31, 2020. Interest expense decreased by $7.4 million compared to the immediately preceding quarter and by $25.9 million compared to the quarter ended December 31, 2020.
The Company’s net interest margin, calculated on a tax-equivalent basis, increased by 0.11% to 2.44% for the quarter ended December 31, 2021, from 2.33% for the immediately preceding quarter ended September 30, 2021. Factors impacting the net interest margin for the quarter ended December 31, 2021 included:
•The average rate paid on FHLB and FRB advances decreased to 1.86% for the quarter ended December 31, 2021, from 2.35% for the quarter ended September 30, 2021. This decrease resulted from the termination and maturity of higher cost cash flow hedges and related borrowings during the quarter ended December 31, 2021.
•The average rate paid on interest bearing deposits decreased to 0.27% for the quarter ended December 31, 2021, from 0.29% for the quarter ended September 30, 2021. This decline reflected continued initiatives taken to lower rates paid on deposits, including the re-pricing of term deposits, partially offset by the issuance of some callable CDs in anticipation of rising rates.
•The tax-equivalent yield on investment securities increased to 1.54% for the quarter ended December 31, 2021 from 1.49% for the quarter ended September 30, 2021. This increase resulted primarily from slower prepayment speeds on securities purchased at a premium.

•The tax-equivalent yield on loans increased to 3.50% for the quarter ended December 31, 2021, from 3.45% for the quarter ended September 30, 2021.
Non-interest income and Non-interest expense
Non-interest income totaled $45.6 million for the quarter ended December 31, 2021 compared to $25.5 million for the immediately preceding quarter ended September 30, 2021 and $35.3 million for the quarter ended December 31, 2020. The main reason for the increase in non-interest income for the quarter ended December 31, 2021 compared to the immediately preceding quarter was an increase in the gain on sale of loans. During the quarter, the Company sold a portfolio of single-family residential loans for a gain of $18.2 million.
Non-interest expense totaled $187.9 million for the quarter ended December 31, 2021 compared to $118.0 million for the immediately preceding quarter ended September 30, 2021 and $123.3 million for the quarter ended December 31, 2020. Non-interest expense totaled $547.6 million and $457.2 million for the year ended December 31, 2021 and 2020, respectively. The following table details notable items that impacted non-interest expense for the quarter ended December 31, 2021 (in thousands):

Discontinuance of cash flow hedges	$(44,833)
Special employee bonus	(6,809)
Professional fees related to tax settlement	(4,198)
Impairment of operating lease equipment	(2,813)
$(58,653)
•Employee compensation and benefits increased by $13.3 million for the quarter ended December 31, 2021 compared to the immediately preceding quarter. The Company paid a special bonus in the fourth quarter to substantially all of its employees, in recognition of their hard work and efforts in the challenging environment we have faced over the past two years. Employees, regardless of their position in the organization, shared equally in the bonus payout, which totaled $6.8 million. Additionally, there was an increase of $4.6 million in variable compensation accruals for both incentives and regular annual discretionary bonuses in the fourth quarter.
•Professional fees increased by $5.7 million for the quarter ended December 31, 2021 compared to the immediately preceding quarter. The increase is primarily a result of $4.2 million related to the tax settlement with the Florida Department of Revenue discussed above.
•A loss on discontinuance of cash flow hedges totaling $44.8 million resulted from the termination of $401 million notional of pay fixed interest rate swaps at a weighted average pay rate of 3.24% during the quarter ended December 31, 2021.
•Depreciation and impairment of operating lease equipment included $2.8 million resulting from impairment charges related to certain sand cars in the operating lease equipment portfolio.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, January 20, 2022 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, Chief Financial Officer, Leslie N. Lunak and Chief Operating Officer, Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at https://ir.bankunited.com. The dial in telephone number for the call is (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the conference ID for the call is 1618956. A replay of the call will be available from 12:00 p.m. ET on January 20th through 11:59 p.m. ET on January 27th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The conference ID for the replay is 1618956. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $35.8 billion at December 31, 2021, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 63 banking centers in 13 Florida counties and 4 banking centers in the New York metropolitan area at December 31, 2021.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by the COVID-19 pandemic. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	December 31, 2021	December 31, 2020
ASSETS
Cash and due from banks:
Non-interest bearing	$19,143	$20,233
Interest bearing	295,714	377,483
Cash and cash equivalents	314,857	397,716
Investment securities (including securities recorded at fair value of $10,054,198 and $9,166,683)	10,064,198	9,176,683
Non-marketable equity securities	135,859	195,865
Loans held for sale	—	24,676
Loans	23,765,053	23,866,042
Allowance for credit losses	(126,457)	(257,323)
Loans, net	23,638,596	23,608,719
Bank owned life insurance	309,477	294,629
Operating lease equipment, net	640,726	663,517
Goodwill	77,637	77,637
Other assets	634,046	571,051
Total assets	$35,815,396	$35,010,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$8,975,621	$7,008,838
Interest bearing	3,709,493	3,020,039
Savings and money market	13,368,745	12,659,740
Time	3,384,243	4,807,199
Total deposits	29,438,102	27,495,816
Federal funds purchased	199,000	180,000
FHLB advances	1,905,000	3,122,999
Notes and other borrowings	721,416	722,495
Other liabilities	514,117	506,171
Total liabilities	32,777,635	32,027,481

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 85,647,986 and 93,067,500 shares issued and outstanding	856	931
Paid-in capital	707,503	1,017,518
Retained earnings	2,345,342	2,013,715
Accumulated other comprehensive loss	(15,940)	(49,152)
Total stockholders' equity	3,037,761	2,983,012
Total liabilities and stockholders' equity	$35,815,396	$35,010,493

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Interest income:
Loans	$198,275	$194,689	$207,232	$800,819	$864,175
Investment securities	38,201	38,243	42,260	152,619	193,856
Other	1,397	1,413	1,628	6,010	9,578
Total interest income	237,873	234,345	251,120	959,448	1,067,609
Interest expense:
Deposits	13,631	14,273	29,290	67,596	199,980
Borrowings	18,227	24,950	28,464	96,164	115,871
Total interest expense	31,858	39,223	57,754	163,760	315,851
Net interest income before provision for credit losses	206,015	195,122	193,366	795,688	751,758
Provision for (recovery of) credit losses	246	(11,842)	(1,643)	(67,119)	178,431
Net interest income after provision for credit losses	205,769	206,964	195,009	862,807	573,327
Non-interest income:
Deposit service charges and fees	5,815	5,553	4,569	21,685	16,496
Gain on sale of loans, net	19,003	1,403	2,425	24,394	13,170
Gain (loss) on investment securities, net	590	(664)	7,203	6,446	17,767
Lease financing	14,041	13,212	13,547	53,263	59,112
Other non-interest income	6,173	5,974	7,536	28,365	26,676
Total non-interest income	45,622	25,478	35,280	134,153	133,221
Non-interest expense:
Employee compensation and benefits	70,561	57,224	60,944	243,532	217,156
Occupancy and equipment	12,817	11,760	11,797	47,944	48,237
Deposit insurance expense	3,471	3,552	6,759	18,695	21,854
Professional fees	8,023	2,312	2,937	14,386	11,708
Technology and telecommunications	18,221	16,687	16,052	67,500	58,108
Discontinuance of cash flow hedges	44,833	—	—	44,833	—
Depreciation and impairment of operating lease equipment	15,769	12,944	12,270	53,764	49,407
Other non-interest expense	14,165	13,563	12,565	56,921	50,719
Total non-interest expense	187,860	118,042	123,324	547,575	457,189
Income before income taxes	63,531	114,400	106,965	449,385	249,359
Provision (benefit) for income taxes	(61,724)	27,459	21,228	34,401	51,506
Net income	$125,255	$86,941	$85,737	$414,984	$197,853
Earnings per common share, basic	$1.42	$0.94	$0.89	$4.52	$2.06
Earnings per common share, diluted	$1.41	$0.94	$0.89	$4.52	$2.06

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended December 31, 2021			Three Months Ended September 30, 2021			Three Months Ended December 31, 2020

	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$22,919,535	$201,345	3.50%	$22,879,654	$197,995	3.45%	$23,706,859	$210,896	3.55%
Investment securities (3)	10,113,026	38,889	1.54%	10,452,255	38,939	1.49%	9,446,389	42,966	1.82%
Other interest earning assets	1,184,056	1,397	0.47%	750,700	1,413	0.75%	726,273	1,628	0.89%
Total interest earning assets	34,216,617	241,631	2.81%	34,082,609	238,347	2.79%	33,879,521	255,490	3.01%
Allowance for credit losses	(149,319)			(171,381)			(280,243)
Non-interest earning assets	1,767,850			1,856,608			1,817,476
Total assets	$35,835,148			$35,767,836			$35,416,754
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$3,058,355	$1,481	0.19%	$3,038,038	$1,701	0.22%	$2,903,300	$3,637	0.50%
Savings and money market deposits	13,460,084	9,619	0.28%	13,554,572	10,029	0.29%	11,839,631	14,517	0.49%
Time deposits	3,399,302	2,531	0.30%	2,866,746	2,543	0.35%	5,360,630	11,136	0.83%
Total interest bearing deposits	19,917,741	13,631	0.27%	19,459,356	14,273	0.29%	20,103,561	29,290	0.58%
Federal funds purchased	56,793	13	0.09%	70,054	15	0.08%	20,707	6	0.12%
FHLB and PPPLF borrowings	1,909,450	8,957	1.86%	2,647,314	15,678	2.35%	3,698,666	19,207	2.07%
Notes and other borrowings	721,525	9,257	5.13%	721,638	9,257	5.13%	722,581	9,251	5.12%
Total interest bearing liabilities	22,605,509	31,858	0.56%	22,898,362	39,223	0.68%	24,545,515	57,754	0.94%
Non-interest bearing demand deposits	9,330,805			8,912,960			7,152,967
Other non-interest bearing liabilities	785,254			752,774			772,277
Total liabilities	32,721,568			32,564,096			32,470,759
Stockholders' equity	3,113,580			3,203,740			2,945,995
Total liabilities and stockholders' equity	$35,835,148			$35,767,836			$35,416,754
Net interest income		$209,773			$199,124			$197,736
Interest rate spread			2.25%			2.11%			2.07%
Net interest margin			2.44%			2.33%			2.33%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Years Ended December 31,
	2021			2020
	Average Balance	Interest (1)	Yield/ Rate (1)	Average Balance	Interest (1)	Yield/ Rate (1)
Assets:
Interest earning assets:
Loans	$23,083,973	$814,101	3.53%	$23,385,832	$879,082	3.76%
Investment securities (2)	9,873,178	155,353	1.57%	8,739,023	196,954	2.25%
Other interest earning assets	1,093,869	6,010	0.55%	672,634	9,578	1.42%
Total interest earning assets	34,051,020	975,464	2.86%	32,797,489	1,085,614	3.31%
Allowance for credit losses	(197,212)			(236,704)
Non-interest earning assets	1,770,685			1,860,322
Total assets	$35,624,493			$34,421,107
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$3,027,649	8,550	0.28%	$2,582,951	19,445	0.75%
Savings and money market deposits	13,339,651	43,082	0.32%	10,843,894	85,572	0.79%
Time deposits	3,490,082	15,964	0.46%	6,617,939	94,963	1.43%
Total interest bearing deposits	19,857,382	67,596	0.34%	20,044,784	199,980	1.00%
Federal funds purchased	33,945	30	0.09%	71,858	418	0.58%
FHLB and PPPLF borrowings	2,622,723	59,116	2.25%	4,295,882	85,491	1.99%
Notes and other borrowings	721,803	37,018	5.13%	592,521	29,962	5.06%
Total interest bearing liabilities	23,235,853	163,760	0.70%	25,005,045	315,851	1.26%
Non-interest bearing demand deposits	8,480,964			5,760,309
Other non-interest bearing liabilities	784,031			786,337
Total liabilities	32,500,848			31,551,691
Stockholders' equity	3,123,645			2,869,416
Total liabilities and stockholders' equity	$35,624,493			$34,421,107
Net interest income		$811,704			$769,763
Interest rate spread			2.16%			2.05%
Net interest margin			2.38%			2.35%

(1)    On a tax-equivalent basis where applicable
(2)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
c	2021	2020	2021	2020
Basic earnings per common share:
Numerator:
Net income	$125,255	$85,737	$414,984	$197,853
Distributed and undistributed earnings allocated to participating securities	(2,059)	(4,015)	(5,991)	(8,882)
Income allocated to common stockholders for basic earnings per common share	$123,196	$81,722	$408,993	$188,971
Denominator:
Weighted average common shares outstanding	88,123,835	92,725,905	91,612,243	92,869,736
Less average unvested stock awards	(1,193,180)	(1,160,984)	(1,212,055)	(1,163,480)
Weighted average shares for basic earnings per common share	86,930,655	91,564,921	90,400,188	91,706,256
Basic earnings per common share	$1.42	$0.89	$4.52	$2.06
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$123,196	$81,722	$408,993	$188,971
Adjustment for earnings reallocated from participating securities	(234)	(67)	(585)	(123)
Income used in calculating diluted earnings per common share	$122,962	$81,655	$408,408	$188,848
Denominator:
Weighted average shares for basic earnings per common share	86,930,655	91,564,921	90,400,188	91,706,256
Dilutive effect of stock options	—	20,179	134	24,608
Weighted average shares for diluted earnings per common share	86,930,655	91,585,100	90,400,322	91,730,864
Diluted earnings per common share	$1.41	$0.89	$4.52	$2.06

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Financial ratios (4)
Return on average assets	1.39%	0.96%	1.16%	0.57%
Return on average stockholders’ equity	16.0%	11.6%	13.3%	6.9%
Net interest margin (3)	2.44%	2.33%	2.38%	2.35%

	December 31, 2021	September 30, 2021	December 31, 2020
Asset quality ratios
Non-performing loans to total loans (1)(5)	0.87%	1.21%	1.02%
Non-performing assets to total assets (2)(5)	0.58%	0.80%	0.71%
Allowance for credit losses to total loans	0.53%	0.70%	1.08%
Allowance for credit losses to non-performing loans (1)(5)	61.41%	57.69%	105.26%
Net charge-offs to average loans	0.29%		0.26%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4) Annualized for the three month periods.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $46.1 million or 0.19% of total loans and 0.13% of total assets at December 31, 2021; and $51.3 million or 0.22% of total loans and 0.15% of total assets at December 31, 2020.

	December 31, 2021		December 31, 2020		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.4%	9.6%	8.6%	9.5%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	12.6%	14.5%	12.6%	13.9%	6.5%
Total risk-based capital	14.3%	14.9%	14.7%	14.8%	10.0%
On a fully-phased in basis with respect to the adoption of CECL, the Company's and the Bank's CET1 risk-based capital ratios would have been 12.5% and 14.4%, respectively, at December 31, 2021.

Non-GAAP Financial Measures
ACL to total loans, excluding government insured residential loans, PPP loans and MWL is a non-GAAP financial measure. Management believes this measure is relevant to understanding the adequacy of the ACL coverage, excluding the impact of loans which carry nominal or no reserves. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of ACL to total loans, excluding government insured residential loans, PPP loans and MWL to the comparable GAAP financial measurement of ACL to total loans at the dates indicated (dollars in thousands):

	December 31, 2021	September 30, 2021	December 31, 2020
Total loans (GAAP)	$23,765,053	$22,807,969	$23,866,042
Less: Government insured residential loans	2,023,221	1,913,497	1,419,074
Less: PPP loans	248,505	332,548	781,811
Less: MWL	1,092,133	877,006	1,259,408
Total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	$20,401,194	$19,684,918	$20,405,749

ACL	$126,457	$159,615	$257,323

ACL to total loans (GAAP)	0.53%	0.70%	1.08%

ACL to total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	0.62%	0.81%	1.26%
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	December 31, 2021	September 30, 2021	December 31, 2020
Total stockholders’ equity (GAAP)	$3,037,761	$3,096,674	$2,983,012
Less: goodwill	77,637	77,637	77,637
Tangible stockholders’ equity (non-GAAP)	$2,960,124	$3,019,037	$2,905,375

Common shares issued and outstanding	85,647,986	90,049,326	93,067,500

Book value per common share (GAAP)	$35.47	$34.39	$32.05

Tangible book value per common share (non-GAAP)	$34.56	$33.53	$31.22